Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated Cogent Communications Holdings, Inc. 2017 Incentive Award Plan of our reports dated February 28, 2025, with respect to the consolidated financial statements of Cogent Communications Holdings, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Cogent Communications Holdings, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

May 8, 2025